                                                                      EXHIBIT 10


================================================================================

                            STOCK PURCHASE AGREEMENT

                                 by and between

                            ARKANSAS BEST CORPORATION

                                       and

                               ESTES EXPRESS LINES

             regarding the sale of 102,100 shares of common stock of

                              G.I. TRUCKING COMPANY

                           Dated as of August 1, 2001

================================================================================

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----


ARTICLE 1 TERMS OF THE TRANSACTION................................................................................1
         1.1      Sale of Shares..................................................................................1
         1.2      Purchase Price..................................................................................1
         1.3      Purchase Price Adjustment.......................................................................1

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLER................................................................2
         2.1      Organization; Power and Authority...............................................................2
         2.2      Authorization; Execution and Validity...........................................................3
         2.3      Capitalization; Hawaiian Pacific................................................................3
         2.4      Financial Statements............................................................................3
         2.5      Title to Assets.................................................................................4
         2.6      Insurance.......................................................................................4
         2.7      Contracts.......................................................................................4
         2.8      Consents; No Conflict...........................................................................5
         2.9      Legal Matters...................................................................................6
         2.10     Environmental Matters...........................................................................6
         2.11     Permits.........................................................................................6
         2.12     Employee Benefits...............................................................................6
         2.13     Employment and Labor Matters....................................................................7
         2.14     Taxes...........................................................................................8
         2.15     Brokers.........................................................................................8
         2.16     Legal Compliance................................................................................8
         2.17     Intellectual Property Rights....................................................................8
         2.18     Subsidiaries and Investments....................................................................9
         2.19     Contingent Liabilities..........................................................................9
         2.20     Conduct of Business.............................................................................9
         2.21     Transactions with Related Parties..............................................................10
         2.22     Bank Accounts; Safe Deposit Boxes and Powers of Attorney.......................................10
         2.23     Certain Payments...............................................................................10
         2.24     Suppliers and Customers........................................................................11

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER................................................................11
         3.1      Organization; Power and Authority..............................................................11
         3.2      Authorization; Execution and Validity..........................................................11
         3.3      Consents.......................................................................................11
         3.4      Litigation; Orders.............................................................................11
         3.5      Purchase for Investment........................................................................11
         3.6      Sufficient Funds...............................................................................12
         3.7      Brokers........................................................................................12
         3.8      Inspections....................................................................................12
         3.9      Insurance......................................................................................12
         3.10     Fraudulent Conveyance..........................................................................13

ARTICLE 4 COVENANTS AND AGREEMENTS...............................................................................13
         4.1      Cooperation....................................................................................13
         4.2      Pre-Closing Access to Information..............................................................13
         4.3      Operation of Business..........................................................................13
         4.4      Governmental Matters...........................................................................14
         4.5      WARN Act.......................................................................................14
         4.6      Supplements to Schedules.......................................................................14
         4.7      Intercompany Accounts..........................................................................14
         4.8      Environmental..................................................................................15
         4.9      Taxes..........................................................................................15
         4.10     Books and Records..............................................................................18
         4.11     Financing......................................................................................18
         4.12     Employment Matters and Employee Benefits.......................................................18

ARTICLE 5 CONDITIONS PRECEDENT TO CLOSING........................................................................19
         5.1      Conditions to Buyer's Obligations..............................................................19
         5.2      Conditions to Seller's Obligations.............................................................20
         5.3      If Conditions Not Satisfied....................................................................21

ARTICLE 6 CLOSING................................................................................................21
         6.1      Time and Place.................................................................................21
         6.2      Deliveries by Seller...........................................................................21
         6.3      Deliveries by Buyer............................................................................23

ARTICLE 7 TERMINATION............................................................................................24
         7.1      Termination....................................................................................24
         7.2      No Termination If In Breach....................................................................24
         7.3      Effect of Termination..........................................................................24

ARTICLE 8 INDEMNIFICATION AND LIMITATIONS........................................................................24
         8.1      Indemnification by Seller......................................................................24
         8.2      Indemnification by Buyer.......................................................................24
         8.3      Notice and Resolution of Claims................................................................25
         8.4      Limits on Indemnification; Exclusive Remedy....................................................25
         8.5      Indemnity Payments.............................................................................26
         8.6      Payment and Assignment of Claims...............................................................26
         8.7      Other Indemnitees..............................................................................27
         8.8      Survival; Limitations..........................................................................27

ARTICLE 9 CONTINUING CLAIMS......................................................................................27
         9.1      Administration and Defense of Certain Claims...................................................27
         9.2      Procedures.....................................................................................28

ARTICLE 10 MISCELLANEOUS.........................................................................................29
         10.1     Severability...................................................................................29
         10.2     Successors and Assigns.........................................................................29
         10.3     Counterparts...................................................................................29
         10.4     Headings.......................................................................................29
         10.5     Waiver.........................................................................................29
         10.6     No Third-Party Beneficiaries...................................................................29

         10.7     Sales and Transfer Taxes.......................................................................29
         10.8     Other Expenses.................................................................................29
         10.9     Notices........................................................................................29
         10.10    GOVERNING LAW..................................................................................30
         10.11    Interpretation.................................................................................31
         10.12    Public Announcements...........................................................................31
         10.13    Entire Agreement...............................................................................31
         10.14    Amendment......................................................................................31
         10.15    Waiver of Jury Trial...........................................................................31

ARTICLE 11 DEFINITIONS...........................................................................................32
         11.1     Definitions....................................................................................32


SCHEDULES

         Schedule 1.2 - Wire Transfer Instructions
         Schedule 2.4(a) - Company Financial Statements
         Schedule 2.4(b) - Seller Financial Statements
         Schedule 2.5 - Assets
         Schedule 2.6 - Insurance
         Schedule 2.7 - Material Contracts
         Schedule 2.8 - Consents
         Schedule 2.9 - Litigation
         Schedule 2.10 - Environmental Matters
         Schedule 2.11 - Permits
         Schedule 2.12(a) - Employee Benefit Plans
         Schedule 2.13(a) - Certain Employment Contracts
         Schedule 2.13(b) - Employment Policies and Practices
         Schedule 2.14 - Tax Allocation Agreements
         Schedule 2.16 - Legal Compliance
         Schedule 2.17 - Intellectual Property Rights
         Schedule 2.18 - Subsidiaries and Investments
         Schedule 2.21 - Transactions with Related Parties
         Schedule 2.22 - Bank Accounts
         Schedule 2.24 - Suppliers and Customers
         Schedule 3.6 - Financing Commitment Letters
         Schedule 4.1 - Material Consents and Releases


EXHIBITS

         Exhibit A - Certain Officers of Buyer and of the Company
         Exhibit B - Certain Officers of Seller
         Exhibit C - Form of Transition Services Agreement
         Exhibit D - Form of Real Property Lease
         Exhibit E - Form of Technology License and Transfer Agreement

The above schedules and exhibits are omitted from this filing. The Registrant will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT is made as of August ____, 2001, by and between ARKANSAS BEST CORPORATION, a Delaware corporation ("SELLER"), and ESTES EXPRESS LINES, a Virginia corporation ("BUYER").

                                    RECITALS:

         A. Seller owns 102,100 shares of common stock, $5.00 par value per share (the "SHARES"), of G.I. TRUCKING COMPANY, a California corporation (the "COMPANY").

         B. Seller desires to sell, and Buyer desires to purchase, the Shares, in each case on the terms and subject to the conditions contained in this Agreement.

         C. Buyer shall have the right pursuant to Section 10.2 hereof to assign its rights under this Agreement to an Affiliate of Buyer whereby such Affiliate of Buyer ("ACQUISITION SUB") shall consummate the transactions contemplated hereunder.

         NOW, THEREFORE, for good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1
                            TERMS OF THE TRANSACTION

         1.1 Sale of Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller will sell and assign to Buyer, and Buyer will purchase and acquire from Seller, the Shares.

         1.2 Purchase Price(a) . The total consideration (the "PURCHASE PRICE") for the Shares will be the sum of $40,455,000 (the "CASH PAYMENT") plus or minus the adjustment amount calculated pursuant to Section 1.3. At the Closing, Buyer will pay the Cash Payment to Seller by wire transfer of immediately available funds to the bank account set forth on Schedule 1.2.

         1.3 Purchase Price Adjustment.

                  (a) Promptly following the Closing Date, but in any event no later than 90 days after the Closing Date, Seller will deliver to Buyer a balance sheet of the Company as of the Closing Date (the "CLOSING BALANCE SHEET") prepared in accordance with GAAP and consistent with the December 31, 2000 financial statements in all respects and audited by Ernst & Young LLP ("E&Y"). Buyer and Seller agree to each pay half of the fees and expenses incurred by E&Y in connection with its audit of the Closing Balance Sheet. If Buyer disagrees with the accounting treatment on the Closing Balance Sheet, Buyer will notify Seller in writing of such disagreement within 30 days after receipt of the Closing Balance Sheet (such notice setting forth the reason for such disagreement) and Buyer and Seller thereafter will negotiate in good faith to resolve any such disagreements. If Buyer and Seller are unable to resolve any such disagreements within 30 days after Buyer notifies Seller of its disagreement, Seller and Buyer will submit the disputes to one of the five largest national accounting firms (each a "BIG FIVE

ACCOUNTING FIRM") jointly selected by Buyer and Seller (the "INDEPENDENT AUDITOR") for resolution. If Buyer and Seller are unable to agree upon an Independent Auditor, the Independent Auditor will be a Big Five Accounting Firm selected by lot (after excluding E&Y).

                  (b) As soon as practicable, but in any event within 60 days after submission of the disputes to the Independent Auditor, the Independent Auditor will review the submitted disputes and deliver to Buyer and Seller a letter setting forth any adjustments to the disputed items it considers appropriate to finalize the Closing Balance Sheet. The decisions of the Independent Auditor with respect to the final Closing Balance Sheet will be final and binding on the Parties.

                  (c) The Independent Auditor will allocate its costs and expenses in reviewing the disagreements with the Closing Balance Sheet to each Party based on the percentage determined by dividing (i) that portion of the contested amount not awarded to such Party by (ii) the amount actually contested by the Parties. For example, if Buyer claims that the Company's stockholder's equity should be $1,000 lower than the amount set forth on the Closing Balance Sheet, and Seller contests only $500 of the amount suggested by Buyer and if the final Closing Balance Sheet results in a stockholder's equity of $800 lower than that shown on the Adjustment Balance Sheet ($300 lower than the contested amount), then the costs and expenses of the Independent Auditor will be allocated 60% (i.e., 300/500) to Seller and 40% (i.e., 200/500) to Buyer.

                  (d) In the event that the Company's stockholder's equity (including any contributed intercompany account) as shown on the final Closing Balance Sheet is greater or less than $33,390,404, Buyer will pay to Seller the amount of such excess or Seller will pay to Buyer the amount of such shortfall, together with interest on such excess or shortfall calculated for the period from and including the Closing Date until the date of payment at the prime rate per annum as published in The Wall Street Journal on the Closing Date. Payment of the Purchase Price adjustment amount and accrued interest thereon shall be made by wire transfer of immediately available funds within three business days after finalization of the Closing Balance Sheet.

                                   ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller makes the following representations and warranties to Buyer:

         2.1 Organization; Power and Authority.

                  (a) Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Seller has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                  (b) The Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is duly qualified to transact business in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has all corporate power needed to own or lease its assets and to carry on its business as it is now being conducted. The Company has made available to Buyer true, correct and complete copies of its Charter Documents as in effect on the date hereof.

         2.2 Authorization; Execution and Validity. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Seller, constitutes a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

         2.3 Capitalization; Hawaiian Pacific.

                  (a) The authorized capital stock of the Company consists of 500,000 shares of common stock, $5.00 par value per share, of which 102,100 shares are issued and outstanding and owned directly by Seller. All of the
Shares: (i) have been duly authorized and validly issued, and are fully paid and non-assessable; (ii) are not subject to and have not been issued in violation of any preemptive rights; and (iii) have not been issued in violation of any federal or state securities laws. There is no authorized or outstanding option, subscription, warrant, call right, commitment or other agreement obligating the Company to issue any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock. Upon the sale of the Shares to Buyer at the Closing, Buyer will acquire the entire legal and beneficial interest in all of the Shares free and clear of any Lien.

                  (b) The authorized capital stock of Hawaiian Pacific Freight Forwarding, a California corporation and wholly-owned subsidiary of the Company ("HAWAIIAN PACIFIC"), consists of 7,500 shares of common stock, no par, of which 50 shares are issued and outstanding and owned directly by the Company. All of such shares: (i) have been duly authorized and validly issued, and are fully paid and non-assessable; (ii) are not subject to and have not been issued in violation of any preemptive rights; and (iii) have not been issued in violation of any federal or state securities laws. There is no authorized or outstanding option, subscription, warrant, call right, commitment or other agreement obligating Hawaiian Pacific to issue any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock. Hawaiian Pacific does not conduct any business and has only de minimis assets or liabilities.

         2.4 Financial Statements.

                  (a) Attached hereto as Schedule 2.4(a) are (i) the unaudited balance sheet of the Company as of May 31, 2001 and the related unaudited statements of operations and cash flows for the interim period then ended, (ii) the unaudited pro forma balance sheet (the "BALANCE SHEET") of the Company as of December 31, 2000 (the "BALANCE SHEET DATE") and (iii) the unaudited balance sheets of the Company as of December 31, 2000, December 31, 1999 and December 31, 1998 and the related unaudited statements of operations and cash flows for the fiscal years then ended (the financial statements in clauses (i), (ii) and (iii) are collectively, the "FINANCIAL STATEMENTS"). Except as otherwise noted therein, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of its operations and cash flows for the periods covered thereby. All Taxes of the Company not yet due and payable are fully accrued or otherwise provided for, and all transactions between the Company and any Related Party during any such period or at any such balance sheet date are reflected, in the Financial Statements in accordance with GAAP. Except as set forth on Schedule 2.4(a), since the Balance Sheet Date, the Company has not incurred any debt or obligation in excess of $100,000 individually other than in the ordinary course of business consistent with past practices.

                  (b) Attached hereto as Schedule 2.4(b) are the audited balance sheet of Seller as of December 31, 2000 and the related audited statements of operations and cash flows for the year then ended. Such audited financial statements of Seller have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the financial position of Seller as of the date indicated and the results of its operations and cash flows for the period covered thereby.

                  (c) Since the Balance Sheet Date no event or circumstance has occurred that has had a Material Adverse Effect or, to Seller's Knowledge, would reasonably be expected to have a Material Adverse Effect.

         2.5 Title to Assets. Except as would not have a Material Adverse Effect, the Company has sufficiently good and valid title to, or an adequate leasehold interest in, all its assets and properties including without limitation, (i) all those used to conduct its business as currently conducted and (ii) those reflected on the Balance Sheet, except as thereafter sold or otherwise disposed of in the ordinary course of business. Except as would not have a Material Adverse Effect and except as set forth on Schedule 2.5, such assets and properties that are owned by the Company are owned free of Liens, other than Permitted Liens, and the Company enjoys peaceful and undisturbed possession under all Material Leases, subject to the terms and conditions of the Material Leases and any subordination agreements relating thereto, all of which have been provided to Buyer. Schedule 2.5 sets forth a complete list of all real property owned in fee by the Company and sets forth all real property leased by the Company. Except as set forth on Schedule 2.5, there is no sublease, occupancy agreement or like instrument with respect to any of the real property described in Schedule 2.5. Each Material Lease is in full force and effect and is valid and enforceable in accordance with its terms. There is not under any such Material Lease any material default by the Company, or any event that with notice or lapse of time or both would constitute such a default by the Company and with respect to which the Company has not taken adequate steps to prevent such default from occurring; all of such events, if any, and the aforesaid steps taken by the Company are set forth on Schedule 2.5. To Seller's Knowledge, there is not under any such Material Lease any material default by any other party thereto or any event that with notice or lapse of time or both would constitute such a default thereunder by any other party.

         2.6 Insurance. Schedule 2.6 contains a true and complete list of all liability, property, worker's compensation, and other similar insurance Contracts, bonds and letters of credit that insure the business, operations, assets, or affairs of the Company.

         2.7 Contracts. Except for (a) freight Contracts, shipping Contracts and similar documents entered into in the ordinary course of business, (b) Contracts terminable upon 90 days notice without penalty, and (c) Contracts relating to intercompany obligations that will terminate at or prior to the Closing, Schedule 2.7 sets forth all of the Contracts to which the Company is a party or by which any of its assets are bound and that are material to the Company ("MATERIAL CONTRACTS") as follows: (i) Contracts pertaining to the borrowing of money; (ii) Contracts creating guarantees; (iii) Contracts relating to any single capital expenditure in excess of $100,000; (iv) Contracts for the purchase or sale of real property, any business or line of business or for any merger or consolidation; (v) joint venture or partnership agreements; (vi) Material Leases; (vii) collective bargaining agreements; (viii) employment agreements; and (ix) other Contracts that individually require by their respective terms after the date hereof the payment or receipt of more than $100,000 during any 12-month period. Each contract or other agreement listed in
Schedule 2.7 is in full force and effect and is valid and enforceable by the Company in accordance with its terms. The Company is not in default in the observance or the performance of any material term or obligation to be performed by it under any contract or agreement listed in Schedule 2.7. To Seller's Knowledge, no other person is in material default in the observance or the performance by it of any Material Contract. Seller has delivered to Buyer true and complete copies of all contracts and agreements listed in Schedule 2.7 as in effect on the date hereof.

         2.8 Consents; No Conflict.

                  (a) Except as set forth on Schedule 2.8 or with respect to which the failure to obtain would not have a Material Adverse Effect, no Consent will be required for the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated by this Agreement.

                  (b) Except as set forth on Schedule 2.8, neither the execution and delivery of this Agreement by the Seller nor the consummation or performance of any of the transactions contemplated herein by the Seller will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a
violation of (a) any provision of the Charter Documents of the Company, or (b) any resolution adopted by the board of directors or the shareholders of the Company;

                           (ii) contravene, conflict with, or result in a
material violation of any Law or any Order to which the Company or Seller, or any of the assets owned or used by the Company may be subject;

                           (iii) contravene, conflict with, or result in a
violation of any of the material terms or requirements of any Permit required to be listed on Schedule 2.10 or Schedule 2.11;

                           (iv) contravene, conflict with, or result in a
violation or breach of any material provision of, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, or materially modify, any Material Contract; or

                           (v) result in the imposition or creation of any Lien
upon or with respect to any of the assets owned or used by the Company.

         2.9 Legal Matters. Except as set forth on Schedule 2.9, (a) there is no Action by any Person by or before any Governmental Authority that is pending or to Seller's Knowledge, threatened, against the Company or any of its assets, operations or businesses or Seller which, if adversely determined, would have a Material Adverse Effect; and (b) neither the Company nor Seller is subject to any Order that would have a Material Adverse Effect.

         2.10 Environmental Matters. Schedule 2.10 sets forth all of the material Permits that the Company has under any Environmental Law and any consent agreements and Orders to which the Company is a party or by which the Company is bound that relate to any Environmental Law. Except as set forth on
Schedule 2.10, the Company has all material Permits under any Environmental Law which are required for conducting the business of the Company as such business is presently conducted. Except as set forth on Schedule 2.10, there are no Actions related to any Environmental Law that are pending or threatened in writing that would, if adversely determined, have a Material Adverse Effect. To Seller's Knowledge, the Company has conducted its business in compliance with applicable Environmental Laws except where the failure to comply would not have a Material Adverse Effect. Except as set forth in this Section 2.10, Seller makes no express or implied representation or warranty in this Agreement concerning environmental matters.

         2.11 Permits. Schedule 2.11 lists all Permits (other than those Permits required to be listed on Schedule 2.10) that are material to the conduct of the Company's business and that the failure to so own or hold would have a Material Adverse Effect.

         2.12 Employee Benefits.

                  (a) Schedule 2.12(a) contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Company (the "COMPANY EMPLOYEES") has any present or future right to benefits sponsored or maintained by Seller or the Company and under which the Company has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "EMPLOYEE PLANS."

                  (b) With respect to each Employee Plan, the Company and Seller have provided to Estes a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument;
(ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by the Company or Seller to Company Employees concerning the extent of the benefits provided under an Employee Plan; and (iv) for the three most recent years filed with the United States Department of Labor (A) the Form 5500 and attached schedules, and (B) audited financial statements, together with the (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information for such three years.

                  (c) (i) Each Employee Plan has been established and administered in accordance with its terms in all material respects, and is in substantial compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Employee Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification or the remedial amendment period applicable to such Employee Plan is open; (iii) no event has occurred and, to Seller's Knowledge, no condition exists that would subject the Company, either directly or by reason of their affiliation with any member of their "CONTROLLED GROUP" (defined as the controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) which contains Seller), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations except for the accrual of liability for payments due to participants pursuant to any Employee Plan; (iv) for each Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by most recent form since the date thereof; (v) no "reportable event" (as such term is defined in ERISA Section 4043) or prohibited transaction, has occurred with respect to any Employee Plan; (vi) no Employee Plan maintained pursuant to Title IV of ERISA had an "accumulated funding deficiency" (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) as of January 1, 2000, the date of the actuarial reports received by the Company from AON Consulting; (vii) no Employee Plan maintained pursuant to Title IV of ERISA had "projected benefit obligations" which exceeded the "fair value of plan assets" (as such terms are defined pursuant to the Financial Accounting Standards Board Financial Accounting Standards No. 87) as reflected in the December 31, 2000 Estimated FASB FAS No. 87 Disclosure Information received by the Company from AON Consulting with respect to such Employee Plan; (viii) no Employee Plan provides retiree welfare benefits and the Company has no obligation to provide any retiree welfare benefits except as required under Code Section 4980B; and
(ix) neither the Company nor any member of its Controlled Group has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in ERISA Sections 4069 or 4212(c).

         2.13 Employment and Labor Matters.

                  (a) Schedule 2.13(a) identifies all employees employed or engaged by the Company with an annual base salary or compensation rate of $100,000 or higher and sets forth each such individual's rate of pay or annual compensation, job title and date of hire. The Company is not delinquent in any material payments to any of its employees for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, agreement, plan, program or Law.

                  (b) Except as set forth on Schedule 2.13(b), as of the date hereof, the Company's employment policies or practices are not being audited or investigated by any state or federal Governmental Authority. During the past three years, there have been no material labor strikes, disputes, slow-downs, work stoppages, collective bargaining activity, or demands or grievances pending or threatened in writing against the Company, and except as set forth on
Schedule 2.13(b), there is no Action pending or, to Seller's Knowledge, threatened between the Company and any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company's employees, or any other individual or any Governmental Authority with respect to employment practices which, if adversely decided, could reasonably be expected to have a Material Adverse Effect. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company. Except as set forth on Schedule 2.13(b), the Company is not a party to, or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Authority relating to claims of unfair labor practices, employment discrimination, or other claims with respect to employment and labor practices and policies. The Company is in compliance in all material respects with all applicable Laws, Contracts, and policies relating to employment, employment practices, wages, hours and terms and conditions of employment, including the obligations of the WARN Act, and all other notification and bargaining obligations arising by Law or otherwise. During the past five years, the Company has not effectuated a "plant closing" or "mass layoff" as those terms are defined in the WARN Act, affecting in whole in or part, any site of employment, facility, operating unit or employee of the Company, without complying with all provisions of the WARN Act, nor has the Company planned, announced or implemented any early retirement, separation or window program within the past five years.

         2.14 Taxes. All Taxes required to be paid and all Tax Returns required to be filed by or on behalf of the Company for periods commencing on or after January 1, 1995 have been paid or filed, except such Taxes, if any, as are not yet due and payable and that are accrued in the financial statements of the Company in accordance with GAAP or which are being contested in good faith and by proper proceedings, and except where any such failure to file or pay would not result in a liability to the Company. Except as disclosed on Schedule 2.14, the Company is not a party to any Tax allocation or sharing agreement.

         2.15 Brokers. Seller will be responsible for any brokerage or finder's fee, financial advisory fee or other similar payment for the transactions contemplated by this Agreement to any Person engaged by or acting on behalf of the Company or Seller.

         2.16 Legal Compliance. Except as set forth on Schedule 2.16, neither Seller nor the Company, has violated any applicable Law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), which violation has had or would reasonably be expected to have a Material Adverse Effect.

         2.17 Intellectual Property Rights. Schedule 2.17 hereto contains a complete and accurate list of all patented, registered Intellectual Property Rights and unregistered tradenames and trademarks owned or, to Seller's Knowledge, used by the Company and all material pending patent applications and applications for the registration of other Intellectual Property Rights owned by the Company and all licenses to or from the Company with respect to any material Intellectual Property Rights. Except as set forth on Schedule 2.17 or as would not have a Material Adverse Effect, (i) the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all of the Intellectual Property Rights material to the operation of its business as presently conducted; (ii) no written claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property Rights owned or used by the Company has been made or is currently outstanding; and (iii) the Company has not received any written claims as to any infringement or misappropriation by, or conflict with, any other Person with respect to the Intellectual Property Rights of the Company, nor has the Company received any written claims alleging infringement or misappropriation, or other conflict with, any Intellectual Property Rights of any other Person.

         2.18 Subsidiaries and Investments. Except as set forth on Schedule 2.18 and except for Hawaiian Pacific, the Company does not own, directly or indirectly, any shares of capital stock, partnership interests, limited liability company interests or other beneficial ownership interests in any other Person.

         2.19 Contingent Liabilities. The Company does not have any material contingent liabilities required to be accrued or disclosed pursuant to GAAP, other than those expressly disclosed in the Schedules hereto, those reflected in the Financial Statements and those which have been incurred by the Company in the ordinary course of business since the Balance Sheet Date.

         2.20 Conduct of Business. Since December 31, 2000, the Company has operated its business in the usual and ordinary course and has used its reasonable commercial efforts to preserve its present business organization intact, keep available the services of its present employees and preserve its present relationships with Persons having business dealings with it in all material respects. Without limitation of the foregoing, except as otherwise disclosed in Schedule 2.20:

                  (a) Since December 31, 2000, the Company has not:

                           (i) issued any capital stock or declared or paid any
dividend or made any other payment from capital or surplus or other distribution of any nature (other than dividends consistent with past practices), or directly or indirectly redeemed, purchased or otherwise acquired or recapitalized or reclassified any of its capital stock or liquidated in whole or in part or committed to do any of the foregoing;

                           (ii) merged, consolidated or consummated any share
exchange with any other Person;

                           (iii) created, incurred, waived or released or
assumed or committed to incur or assume or guaranteed or committed to guarantee any indebtedness of any other Person, except for accounts payable or other current liabilities incurred in the usual and ordinary course of business and intercompany advances from Seller consistent with past practices;

                           (iv) mortgaged, pledged or otherwise subjected any of
its assets to any Liens;

                           (v) other than in a manner consistent with past
practices, raised salaries, hourly rates or the rate of bonuses or commissions or other compensation, or hired any new officer or key employee;

                           (vi) varied, canceled or allowed to expire any
insurance policy listed on Schedule 2.6;

                           (vii) altered or amended its Charter Documents;

                           (viii) entered into any transaction (including,
without limitation, any Contract or other arrangement providing for employment, furnishing of services, rental of real or personal property, or otherwise requiring payments) or made any loan or advance, other than advances for expenses made in the usual and ordinary course of business, to or entered into any other transaction with, any Related Party (other than transactions with Seller or Seller's Affiliates consistent with past practices);

                           (ix) agreed, committed or taken any corporate action,
as evidenced by resolutions, minutes or other written documentation of the Company's Board of Directors or shareholder, with respect to any of the foregoing;

                           (x) made any change in any accounting method;

                           (xi) amended or terminated any Material Contract,
except for customer contracts and arrangements in the ordinary course of business;

                           (xii) sold or transferred or agreed to sell or
transfer any material asset or property or material portion of its business or canceled or agreed to cancel any material debt or claim (or material portion thereof) or waived any material right, except in the usual and ordinary course of business consistent with past practices;

                           (xiii) made or authorized any capital expenditures
for additions to plant or equipment in excess of $100,000;

                           (xiv) entered into any other material transaction
other than in the ordinary course of business of the Company; or

                           (xv) experienced any material damage, destruction, or
loss (whether or not covered by insurance) affecting its properties, assets, or business.

         2.21 Transactions with Related Parties. Except as set forth on Schedule
2.21 or reflected in the Financial Statements, there are no outstanding material agreements, commitments, arrangements or transactions between the Company and any Related Party.

         2.22 Bank Accounts; Safe Deposit Boxes and Powers of Attorney. Schedule
2.22 contains a true and complete list of the names and locations of all banks or other financial institutions which are depositories of funds of the Company, the names of all Persons authorized to draw or sign checks or drafts upon such accounts and the number of such accounts and the names and locations of any institutions in which the Company has safe deposit boxes and the names of the individuals having access thereto. Schedule 2.22 also contains a true and correct list and account balances of such bank accounts and all other investments as of the date of this Agreement. Except as set forth on Schedule 2.22, the Company has no presently outstanding powers of attorney or similar items.

         2.23 Certain Payments. To Seller's Knowledge, neither the Company nor any director, officer, key employee, agent or representative of the Company, has since January 1, 1998 directly or indirectly (a) in material violation of any Law made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (b) established or maintained any material fund or asset that has not been recorded in the books and records of the Company.

         2.24 Suppliers and Customers. Except as set forth on Schedule 2.24, to Seller's Knowledge, as of the date hereof, none of the Company's material customers or suppliers has notified Seller or the Company that it intends to cease purchasing from, selling to, or dealing with the Company or substantially decrease the amount of its purchases or sales or the extent of its dealings with the Company except for notices received in the ordinary course of business in accordance with past practices.

                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer makes the following representations and warranties to Seller:

         3.1 Organization; Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Virginia. Buyer has all corporate power needed to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby to be consummated by it.

         3.2 Authorization; Execution and Validity. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer, constitutes a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms.

         3.3 Consents. Other than the regulatory approvals contemplated by
Section 4.4(a) or as would not have a material adverse effect on the Buyer's ability to consummate the transactions contemplated by this Agreement, no Consent will be required for the consummation by Buyer of the transactions contemplated by this Agreement. The Board of Directors of Buyer or its designee has reasonably determined in good faith that, pursuant to the HSR Act, the fair market value of the Shares to be acquired by Seller under this Agreement does not exceed $50,000,000.

         3.4 Litigation; Orders. There is no Action by any Person by or before any Governmental Authority that is pending or threatened in writing by, against Buyer or any of its assets, operations or business which would, if adversely determined, have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement, nor is Buyer subject to any Order which would have any such effect.

         3.5 Purchase for Investment. Buyer is acquiring the Shares for its own account for investment purposes and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended. Buyer will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to violate any registration provision of the securities Laws.

         3.6 Sufficient Funds. Attached hereto as Schedule 3.6 are fully executed copies of (i) the commitment letter, dated ________, 2001, and any related documents (the "BANK COMMITMENT LETTER") from Sun Trust Bank (the "BANK"), pursuant to which the Bank has committed, subject to the terms and conditions set forth in the Bank Commitment Letter, to provide Buyer or Acquisition Sub, as the case may be, with up to $32,500,000 of debt financing (the "THIRD-PARTY FINANCING") on or before the Closing and (ii) the commitment letter and any related documents (the "BUYER COMMITMENT LETTER") from Buyer, pursuant to which Buyer has agreed to cause Acquisition Sub to receive an equity contribution of not less than $5,000,000 and debt financing of not less than $10,000,000 (the "BUYER FINANCING") on or before the Closing in the event Buyer assigns its rights hereunder to Acquisition Sub. The Third-Party Financing together with the Buyer Financing, if applicable, shall be referred to herein as the "FINANCING." The Financing is adequate to enable Buyer or Acquisition Sub, as the case may be, to pay at the Closing (and, if applicable, pursuant to Section 1.3) the Purchase Price in full, and to make any other payments necessary to consummate the transactions contemplated hereby. Buyer has no reason to believe that any condition to the Financing will not be satisfied or that the Financing will not be available on a timely basis for the transactions contemplated by this Agreement and Buyer shall use commercially reasonable efforts to maintain the Financing until the Closing.

         3.7 Brokers. Buyer will be responsible for the payment of any brokerage or finder's fee, financial advisory fee or other similar payment for the transactions contemplated by this Agreement to any Person engaged by or acting on behalf of Buyer.

         3.8 Inspections. Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as Buyer and its advisors have deemed necessary to enable Buyer to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Anything herein to the contrary notwithstanding, Buyer acknowledges that Buyer is entering into this Agreement and acquiring the Shares without any representation or warranty, express or implied, by Seller or any of its Affiliates except as expressly set forth herein. In furtherance of the foregoing, and not in limitation thereof, Buyer acknowledges that neither Seller nor any of its Affiliates or representatives has made any representation or warranty (express or implied) with respect to, and Buyer is not relying upon, any financial projection or forecast delivered to Buyer with respect to the revenues, profitability, cash flow, capital expenditures, or other financial or operating aspects that may arise from the operation of the Company either before or after the Closing Date. With respect to any projection or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) Buyer is familiar with such uncertainties, (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to Buyer and (iv) Buyer will not have a claim against Seller or any of its Affiliates with respect to such projections or forecasts or with respect to any related matter. The provisions of this Section 3.8 shall not limit the representations and warranties set forth in Article 2.

         3.9 Insurance. Buyer understands and acknowledges that the insurance Contracts, bonds and letters of credit listed on Schedule 2.6 are maintained by Seller and that immediately after the Closing, the Company will no longer be a designated insured or beneficiary thereunder and, except for the Company's right to make claims as a designated insured or beneficiary for events occurring prior to Closing covered under such insurance Contracts, bonds and letters of credit, such insurance Contracts, bonds and letters of credit will cease to insure or be for the benefit of any of the business, operations, assets or affairs of the Company.

         3.10 Fraudulent Conveyance. The transactions contemplated hereby and the Financing will not cause (i) the fair salable value of the assets of each of Acquisition Sub and the Company after giving effect to such transactions to be less than the total amount that will be required to pay its existing liabilities (including known contingent liabilities), (ii) either Acquisition Sub or the Company to be unable to pay its existing liabilities (including known contingent liabilities) as they mature, or (iii) Acquisition Sub or the Company to have an unreasonably small amount of capital with which to engage in its business activities.

                                   ARTICLE 4
                            COVENANTS AND AGREEMENTS

         4.1 Cooperation. Prior to and after the Closing Date, Seller and Buyer will execute and deliver all instruments and documents and use all commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using all commercially reasonable efforts to obtain all Consents and Releases, including, without limitation, the Consents and Releases set forth on Schedule 4.1. However, neither Seller nor Buyer will have any obligation to amend, or cause to be amended, any Contract, to change, or cause to be changed, any Permit, or to make, or cause to be made, any payment to obtain any Consent. If required in order to obtain any of the Releases, Buyer will, or will cause its Affiliates to, provide any assumption, guaranty or other assurance of payment and performance of Seller's or the Company's obligations to the third party as may be reasonably required by such third party to obtain any of the Releases.

         4.2 Pre-Closing Access to Information. From the date hereof through the Closing Date, Seller will afford to Buyer, its accountants and its counsel access, in a reasonable manner, upon reasonable notice to and consent by Seller (which consent will not be unreasonably withheld) and at reasonable times, to all of the properties, books and records of the Company (excluding information that is subject to attorney-client privilege). Buyer will direct all requests for information to Seller in writing. Buyer will not contact any of the Company's lessors, suppliers, customers, independent contractors or Employees in connection with the transactions contemplated hereby without the prior written consent of Seller, which consent will not be unreasonably withheld. Buyer will not conduct any soil, groundwater or other environmental sampling or perform any other environmental action on any of the Company's properties without the prior written consent of Seller, which consent will not be unreasonably withheld. Buyer will refrain from imposing any undue burden upon the Company and from interfering with the operations of the Company.

         4.3 Operation of Business. Except as contemplated by this Agreement, from the date hereof to the Closing Date, Seller will use reasonable commercial efforts to cause the Company to: (i) conduct its business in the usual and ordinary course of business in accordance with past practice; (ii) consistent with past practice, maintain the physical facilities and equipment in current operating condition and repair; (iii) maintain insurance reasonably comparable to that in effect on the date of this Agreement; (iv) maintain supplies and spare parts at customary operating levels; (v) comply in all material respects with all legal requirements and contractual obligations applicable to the operations and business of the Company; and (vi) not incur any obligation for more than $100,000, except in the ordinary course of business in accordance with past practice or as otherwise disclosed herein or in the Schedules hereto.

         4.4 Governmental Matters.

                  (a) HSR Act Compliance. If applicable, promptly after the date hereof, each Party will file or cause to be filed any notification required to be filed under the HSR Act to consummate the transactions contemplated hereby, and will request early termination of the waiting period thereunder. If applicable, each Party will use all reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information and will reasonably cooperate with each other in such compliance.

                  (b) Other Governmental Approvals. Each Party will comply with any other Laws which are applicable to any of the transactions contemplated hereby and pursuant to which government notification or approval of such transaction is necessary. Each Party will cooperate with the other Parties in any manner reasonably requested by providing any information about itself which is required for this purpose and by promptly filing, separately or jointly with the other Parties, any applications for such government notification or approval.

         4.5 WARN Act. Buyer will comply with all applicable provisions of the WARN Act and any similar state or local Law. Seller will have no obligation or responsibility to comply with any such provisions, and Buyer will indemnify and hold Seller harmless with respect to any claims incurred or arising under the WARN Act or similar state or local Laws with respect to the Company or the Employees.

         4.6 Supplements to Schedules. If, to Seller's Knowledge, after the date hereof until the Closing any event occurs or condition changes that causes any of its representations or warranties in this Agreement to be inaccurate, Seller will as promptly as practicable notify Buyer thereof in writing. Seller may supplement the Schedules to account for any such event or change. If Seller gives written notice to Buyer of any proposed supplement to the Schedules, Buyer will have five business days to accept or reject the supplement. If Buyer fails to deliver a written objection to such proposed supplement within five business days of Seller's notice or the Closing Date, whichever is earlier, Buyer will be deemed to have consented to such proposed supplement. Notwithstanding the foregoing, Seller shall not supplement the Schedules within five business days prior to the Closing Date.

         4.7 Intercompany Accounts. Immediately prior to the Closing, the balance of $27,910,100 in the intercompany account at December 31, 2000 that would otherwise represent a payable to Seller will be contributed to the capital of the Company and no payments will be made in respect thereof. No later than 30 days after finalization of the Closing Balance Sheet, Buyer shall pay Seller the intercompany liabilities payable to Seller or any of its Affiliates reflected in the Closing Balance Sheet or Seller shall pay to the Company the intercompany accounts receivable to the Company reflected in the Closing Balance Sheet, in each case together with interest thereon, calculated for the period from and including the Closing Date until the date of payment at the prime rate per annum as published in The Wall Street Journal on the Closing Date. Payment of the intercompany accounts and accrued interest thereon shall be made by wire transfer of immediately available funds.

         4.8 Environmental. Prior to and after the Closing, the Parties agree not to solicit or urge any Governmental Authority to require any Remedial Action, correction of noncompliance or other action on any of the Company's owned or leased real property relating to any event or circumstance that occurred or existed prior to the Closing unless required by any Environmental Laws or Governmental Authority. The Parties agree that to the extent not prohibited by any Environmental Laws or Governmental Authority, any Remedial Action, correction of noncompliance or other action to be undertaken (a) on any of the Company's real property relating to any event or circumstance that occurred prior to the Closing shall be the most reasonable cost-effective method under the circumstances and based upon the assumption that the real property shall continue to be used for industrial (as opposed to residential) purposes,
(b) shall not exceed the least stringent requirements of any applicable Environmental Laws or any clean-up standards set forth, established, published or promulgated under, pursuant to or by any Environmental Law or Governmental Authority having jurisdiction over such Remedial Action, correction of noncompliance or action, in each case as in effect on the date of such Remedial Action, correction of noncompliance or other action or any requirement or order of any Governmental Authority having jurisdiction over such Remedial Action, correction of noncompliance or action, (c) shall be conducted in compliance in all material respects with all Environmental Laws, and (d) notwithstanding (a) and (b) of this Section 4.8, shall be conducted in a manner that does not unreasonably interfere with Buyer's or the Company's operations or business except as required by applicable Environmental Laws.

         4.9 Taxes.

                  (a) Apportionment of Income Taxes Between Pre-Closing and Post-Closing Tax Periods. In order to apportion appropriately any Income Tax relating to any taxable year or any other period that is treated as a taxable year (a "TAX PERIOD") that includes (but that would not, but for this Section 4.9, close on) the Closing Date, the Parties will, unless specifically prohibited by applicable Law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company, and such Tax Period will be treated as a Short Tax Period and a Pre-Closing Tax Period for purposes of this Agreement. In any case where applicable Law specifically prohibits the Company from treating the Closing Date as the last day of a Short Tax Period, then for purposes of this Agreement, the portion of such Income Tax that is attributable to the operations of the Company for such Interim Tax Period will be the Income Tax that would be due with respect to the Interim Tax Period if such Interim Tax Period were a Short Tax Period.

                  (b) Section 338(h)(10) Election. At Buyer's option, Seller will join with Buyer in making an election under Section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1, and any corresponding elections permitted under state, local or foreign Law, with respect to the purchase and sale of the Shares. Seller and Buyer will exchange completed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state, local or foreign forms or schedules, executed by Seller, as soon as practicable after the Closing Date but no later than the date due for making such election. Seller and Buyer agree that as a result of the election under Section 338(h)(10), the deemed asset sale resulting from the Section 338(h)(10) election must be included in the Short Tax Period. In any case where applicable Law specifically prohibits the Company from treating the Closing Date as the last day of a Short Tax Period, then for purposes of this Agreement, the portion of such Tax that is attributable to the operations of the Company for such Interim Tax Period will be the Tax that would be due with respect to the Interim Tax Period if such Interim Tax Period were a Short Tax Period. Seller will not, and will not permit the Company to, take, cause or permit to be taken any action that would disqualify this transaction as a deemed asset sale under Section 338(h)(10) of the Code and Treasury Regulation
Section 1.338(h)(10)-1. The Purchase Price and all other relevant items shall be allocated among the assets of the Company as reasonably determined by both Buyer and Seller. Buyer and Seller shall file any Tax Returns and any other governmental filings on a basis consistent with such allocation. Buyer shall not make an election under Section 338(g) of the Code.

                  (c) Preparation and Filing of Income Tax Returns. Seller will be responsible, at its expense, for the preparation and filing of all Income Tax Returns for any Short Tax Period. Seller will prepare such Income Tax Returns in a manner consistent with prior years and will, in respect of such Income Tax Returns, determine the income, gain, expenses, losses, deductions and credits of the Company in a manner consistent with prior practice. The results of operations of the Company from the first day of the taxable year through the Closing Date will be included in Seller's consolidated federal Income Tax Return and in any consolidated, combined or unitary Income Tax Returns required to be filed by Seller after the Closing Date. The results of operations of the Company from the first day of the taxable year through the Closing Date will be included in any separate Income Tax Returns filed by the Company after the Closing Date; provided, however, that Seller will prepare (without cost to Buyer or the Company) all such separate Income Tax Returns for any Short Tax Period (but not for any Tax Period which ends after the Closing Date) and submit them to Buyer (along with, if any Income Taxes are shown as due thereon and are not reflected in the Closing Balance Sheet, a check payable to the appropriate taxing authority), and Buyer will have all such separate Income Tax Returns appropriately executed and filed on a timely basis. With respect to any Income Tax Return to be prepared by Seller, Buyer will, and will cause the Company to, provide to Seller information in a manner consistent with past practice for use in preparation of such Income Tax Returns, in each case, no later than 60 days after the relevant Tax Period ends. Notwithstanding the foregoing, Buyer will be responsible for preparing and filing all Income Tax Returns of the Company for Tax Periods not ending on or before the Closing Date, even if such Income Tax Returns cover Tax Periods prior to the Closing Date. Seller will assume from the Company any liability for Income Taxes for the Interim Tax Period to the extent such Income Taxes are not reflected in the Financial Statements. Refunds of Taxes for any periods up to and including the Closing Date will be paid by the Company to Seller to the extent that such refunds exceed any related refund receivable included in the Closing Date Balance Sheet.

                  (d) Cooperation. Seller and Buyer, will, and will cause the Company to, provide each other with such assistance as may reasonably be requested by them in connection with the preparation of any Income Tax Return, any Income Tax audit or other examination by any Governmental Authority, or any judicial or administrative proceedings related to liability for Income Taxes. Seller and Buyer will, and will cause the Company to, retain and provide each other with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Such assistance will include making employees available on a mutually convenient basis to provide and explain such records and information and will include providing copies of any relevant Income Tax Returns and supporting work schedules. The Party requesting assistance hereunder will reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

                  (e) Tax Sharing Agreements. Any and all prior Tax (or similar) agreements, arrangements or undertaking between Seller and the Company that relate to any liability of the Company for the Taxes of Seller will terminate as of the Closing Date and any rights or obligations resulting from such agreements will be eliminated as of the Closing Date.

                  (f) Notice of Audit. If, in connection with any examination, investigation, audit or other proceeding concerning any Income Tax Return covering the operations of the Company on or before the Closing Date, Seller, Buyer or the Company receives from any Governmental Authority a notice of deficiency, a proposed adjustment, an assertion of claim or a demand concerning the Tax Period covered by such Income Tax Return, Seller will notify Buyer and the Company (if received by Seller) and Buyer will notify Seller (if received by Buyer or the Company), as the case may be, in writing promptly (and in any case within 20 days) (i) of its receipt of same and (ii) upon learning of any examination, investigation, audit or other proceeding relating to same.

                  (g) Audits Controlled by Seller. Seller will have the sole and exclusive right, power and authority to negotiate, resolve, settle or contest any such notice of deficiency, proposed adjustment or assertion of claim or demand, and to represent and act for and on behalf of the Company in connection with any such examination, investigation, audit or other proceeding related thereto, including refund claims relating to any Income Tax Return of the Company, for Tax Periods ending on or before the Closing Date. Seller will keep Buyer informed of the progress thereof and consult with Buyer in good faith in connection therewith. Notwithstanding the first sentence of this Section 4.9(g), Seller agrees that it will not resolve, settle, compromise or abandon any issue or claim without the prior written consent of Buyer if such action would materially and adversely affect the Income Taxes of Buyer or the Company with respect to any Post-Closing Tax Period. Such consent will not be unreasonably withheld, and will not be necessary to the extent that Seller has indemnified Buyer and the Company against the effects of any such settlement.

                  (h) Audits Controlled by Buyer. Buyer will have the sole and exclusive right, power and authority to negotiate, resolve, settle or contest any such notice of deficiency, proposed adjustment or assertion of claim or demand, and to represent and act for and on behalf of the Company in connection with any such examination, investigation, audit or other proceeding of any Income Tax Return of Buyer or the Company for Tax Periods ending after the Closing Date. Buyer will keep, and will cause the Company to keep, Seller informed of the progress of any such proceedings and will consult, and will cause the Company to consult, with Seller in good faith in connection therewith. Notwithstanding the first sentence of this Section 4.9(h), Buyer will not, and will not permit the Company to, resolve, settle, compromise, or abandon any issue or claim without the prior written consent of Seller if such action would materially and adversely affect the Income Tax of Seller for any Pre-Closing Tax Period. Such consent will not be unreasonably withheld, and will not be necessary to the extent that (i) such action would not materially and adversely affect Seller other than by reason of the obligation of Seller to indemnify Buyer for Income Taxes as provided herein, and (ii) Buyer agrees to waive any obligation of Seller to indemnify Buyer against the effects of any such actions.

         4.10 Books and Records.

                  (a) For a period of five years after the Closing Date and thereafter if reasonably requested, each Party will provide the other Party with reasonable access during normal business hours to its books and records and the books and records of the Company (other than books and records protected by the attorney-client privilege) to the extent that they relate to the condition or operation of the Company prior to the Closing and are requested by such Party to prepare its Tax Returns, to respond to Third-Party Claims or for any other legitimate purpose specified in writing. Each Party will have the right, at its own expense, to make copies of any such books and records.

                  (b) For a period of five years after the Closing Date, neither Party will dispose of or destroy any books and records of the Company to the extent that they relate to the condition or operation of the Company prior to the Closing without first offering to turn over possession thereof to the other Party by written notice at least 30 days prior to the proposed date of disposition or destruction.

                  (c) Each Party may take such action as it deems reasonably appropriate to separate or redact information unrelated to the Company from documents and other materials requested and made available pursuant to this
Section 4.10 and may condition the other Party's access to documents and other materials that it deems confidential to the execution and delivery of an agreement by the other Party not to disclose or misuse such information.

                  (d) Each Party will, upon written request and at the requesting Party's expense, make personnel available to assist in locating and obtaining any books and records of the Company to the extent that they relate to the condition or operation of the Company prior to the Closing and make personnel available whose assistance, participation or testimony is reasonably required in anticipation of, preparation for or the prosecution or defense of any Third-Party Claim in which the other Party does not have any adverse interest.

         4.11 Financing. Prior to the Closing Date, Buyer will, and will cause its Affiliates to, timely and faithfully perform all obligations on their part to be performed under the Financing and will restrain, and will cause its Affiliates to restrain, from taking any action, or omitting to take any action, which would constitute or result in a breach thereunder or otherwise result in termination thereof. Buyer will promptly deliver written notice to Seller of the occurrence of any of the following: (a) the Financing is terminated, or any condition precedent to the continued effectiveness thereof is not timely satisfied, or (b) if Buyer learns of facts or circumstances that would make it more likely than not the Financing will be terminated, or a condition precedent to the continued effectiveness thereof will not be timely satisfied.

         4.12 Employment Matters and Employee Benefits.

                  (a) Buyer agrees to offer or to cause the Company to offer to retain all Company Employees as of the Closing. Notwithstanding the foregoing, nothing contained herein shall be construed as obligating Buyer or the Company (i) to offer employment after the Closing to any employee whose employment with the Company terminated for any reason prior to the Closing, (ii) to offer any term or condition of employment (including base salary or other benefits) or to maintain any such term or condition for any period following the Closing, or (iii) to employ any employee who is not employed on the Closing. Prior to the Closing, the Company and Seller shall furnish Buyer with (i) a list of all officers or employees of the Company as of the Closing, and (ii) information as to (x) the rate of base salary in effect for each Company employee immediately before the Closing, (y) each Company employee's position with the Company immediately before the Closing, and (z) each Company employee's date of hire with the Company.

                  (b) At the Closing, Seller and the Company shall effect a "spin-off" of the assets and liabilities of that portion of the Arkansas Best Corporation 401(k) Savings Plan (the "ABC 401(k) PLAN") that relates to each Company employee. Buyer will take all actions necessary and appropriate to transfer such assets into a new employee benefit plan maintained pursuant to
Section 401(a) of the Code to hold such assets. Prior to the Closing Seller shall effectuate a merger of the Employee Plans maintained pursuant to Title IV of ERISA that are listed on Schedule 2.12(a) and the trusts associated with such Employee Plans.

                  (c) Except with respect to the ABC 401(k) Plan, Buyer will take or will cause to be taken all actions necessary and appropriate to assume liability for all past, present and future liabilities that may arise with respect to any Employee Plan and shall as of the Closing sponsor all Employee Plans other than the ABC 401(k) Plan. As of the Closing neither Seller nor any member of Seller's Controlled Group other than the Company shall sponsor, maintain, or have any obligation to contribute to any Employee Plan. Without limiting the applicability of the foregoing, as of the Closing Buyer will take or will cause to be taken all actions necessary and appropriate to assume liability for all past, present, and future claims which arise under any Employee Plan as a result of the application of COBRA and neither Seller nor any member of Seller's Controlled Group other than the Company shall maintain any liability for past, present, or future claims which arise under any Employee Plan as a result of the application of COBRA.

                                   ARTICLE 5
                         CONDITIONS PRECEDENT TO CLOSING

         5.1 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement will be subject to the satisfaction of the following conditions, any of which may be waived by
Buyer:

                  (a) The representations and warranties made by Seller in this Agreement are true and correct as of the Closing Date, except for (i) representations and warranties made as of a specified date, which will be true and correct in all material respects as of the specified date, and (ii) breaches and inaccuracies that do not have, individually or in the aggregate, a Material Adverse Effect;

                  (b) Seller has performed and complied with all covenants and agreements required by this Agreement to be performed by Seller prior to or at the Closing, except for breaches that do not have, individually or in the aggregate, a Material Adverse Effect;

                  (c) Seller has delivered to Buyer the documents required by
Section 6.2;

                  (d) Seller has delivered to Buyer the Transition Services Agreement, substantially in the form attached hereto as Exhibit C.

                  (e) If applicable, all waiting periods under the HSR Act have expired or been terminated;

                  (f) No Order is in effect forbidding or enjoining the consummation of the transactions contemplated hereby;

                  (g) Seller, or an Affiliate of Seller, and the Company shall have entered into a Lease Agreement substantially in the forms attached hereto as Exhibit D, pursuant to which Seller or such Affiliate will lease to the Company the real property and improvements currently used by the Company in La Mirada, California, Sacramento, California and San Leandro, California, each for a period of three years from the Closing Date (collectively, the "LEASE AGREEMENTS");

                  (h) Since the date hereof to the Closing, no event or circumstance has occurred that has had a Material Adverse Effect;

                  (i) The guarantee by the Company of Seller's Credit Agreement dated June 12, 1998 has been released; and

                  (j) Seller has delivered to Buyer the Technology License and Transfer Agreement, substantially in the form attached hereto as Exhibit E.

         5.2 Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement will be subject to the satisfaction of the following conditions, any of which may be waived by
Seller:

                  (a) The representations and warranties made by Buyer in this Agreement are true and correct in all material respects as of the Closing Date, except for (i) representations and warranties made as of a specific date, which will be true and correct in all material respects as of the specified date, and
(ii) breaches and inaccuracies that do not have, individually or in the aggregate, a material adverse effect on or with respect to Seller or the transactions contemplated hereunder;

                  (b) Buyer has performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Buyer prior to or at the Closing;

                  (c) Buyer has delivered to Seller the payments and documents required by Section 6.3;

                  (d) If applicable, all waiting periods under the HSR Act have expired or been terminated; and

                  (e) No Order is in effect forbidding or enjoining the consummation of the transactions contemplated hereby.

         5.3 If Conditions Not Satisfied. In the event that any of the conditions set forth in this Article 5 are not satisfied and the Parties nevertheless consummate the transactions contemplated by this Agreement to take place at the Closing, the Parties will be deemed to have waived any claim for damages or other relief arising from or in connection with such nonsatisfaction.

                                   ARTICLE 6
                                    CLOSING

         6.1 Time and Place. On the terms and subject to the conditions of this Agreement, the Closing will take place at the offices of Smith Helms Mulliss & Moore, LLP, 201 N. Tryon Street, Charlotte N.C. 28202 at 10:00 a.m. local time on the Closing Date, or at such other time and place as the Parties will agree upon in writing.

         6.2 Deliveries by Seller. At the Closing, Seller will deliver to Buyer the following:

                  (a) Certificates representing all of the Shares, endorsed in blank or together with duly executed stock transfer powers in favor of Buyer;

                  (b) A receipt for the Cash Payment;

                  (c) A certificate of Seller's Secretary or Assistant Secretary, dated the Closing Date, certifying (i) its Charter Documents, (ii) the adoption of resolutions by its board of directors authorizing the transactions contemplated by this Agreement and (iii) the incumbency and signatures of officers;

                  (d) A certificate of the Company's Secretary or Assistant Secretary, or a certificate of an executive officer of Seller, dated the Closing Date, certifying (i) the Company's Charter Documents, (ii) the adoption of resolutions by its board of directors authorizing the transactions contemplated by this Agreement and (iii) the incumbency and signatures of officers;

                  (e) Certificates from the applicable Secretary of State certifying each of Seller's and the Company's existence and good standing in the State of its organization and the Company's good standing in each State in which it is qualified to do transact business;

                  (f) A certificate, dated the Closing Date, certifying as to the fulfillment by Seller of the conditions (or portions thereof) set forth in Sections 5.1(a), (b), (f) and (h);

                  (g) Written resignations of each member of the Company's Board of Directors; and

                  (h) An opinion, dated the Closing Date, of Richard F. Cooper, Vice President-Administration, General Counsel and Secretary of Seller, in form and substance satisfactory to Smith Helms Mulliss & Moore, LLP, special counsel for Buyer, to the effect that:

                           (i) The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of California; has full corporate power to carry on its business as now conducted and to own and operate the property and assets now owned and operated by it;

                           (ii) The Company's entire authorized capital stock
consists of 500,000 shares of common stock, par value $5.00 per share, of which 102,100 shares are issued; all of such 102,100 issued shares of common stock have been validly issued and are fully paid and non-assessable;

                           (iii) Seller is the holder of record of all 102,100
of the issued and outstanding shares of common stock of the Company and, to the best of the knowledge of such counsel, owns all of such shares free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind and, to the best of such counsel's knowledge, has full power and the legal right to sell such shares to Buyer pursuant to this Agreement;

                           (iv) This Agreement has been duly executed and
delivered by Seller and is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights and (b) general equitable principles;

                           (v) The execution and delivery of this Agreement by
Seller and the consummation of the transactions provided for in this Agreement by Seller will not violate or conflict with any provision of the Articles of Incorporation or By-Laws of the Company or Seller or, to the best of the knowledge of such counsel, result in any material breach of any material contract or agreement to which the Company or Seller is a party or by which the Company or Seller is bound or to which the properties or assets of any of them are subject;

                           (vi) No authorization, approval or consent of, or any
action by, any United States federal or state court or regulatory authority or by any court or regulatory authority of any foreign jurisdiction that has not been obtained or taken is required for the execution, delivery or performance of this Agreement by Seller;

                           (vii) The sale of the Shares pursuant to this
Agreement will transfer to Buyer good title to all the issued and outstanding Common Stock of the Company free and clear of all Liens (other than those created by Buyer or its Affiliates);

                           (viii) The stock certificates for the Shares have
been duly endorsed by Seller or are accompanied by stock powers duly executed by Seller; and

                           (ix) Such counsel knows of no litigation, proceeding
or investigation pending or threatened against Seller, the Company or Hawaiian Pacific or any of the properties or assets of any of them which, if adversely determined, would have a Material Adverse Effect or which questions the validity of this Agreement or any action taken or to be taken by them under this Agreement.

         In rendering the opinion described above, Mr. Cooper may rely on an opinion or opinions, copies of which shall be furnished to Buyer, of local counsel satisfactory to Buyer, with respect to the laws of jurisdictions other than the United States of America and the State of Arkansas. As part of his opinion, Mr. Cooper will advise Buyer that he and Buyer are justified in relying on such opinions of such local counsel.

         6.3 Deliveries by Buyer. At the Closing, Buyer will deliver to Seller the following:

                  (a) The Cash Payment, in the manner required by Section 1.2;

                  (b) A receipt for the delivery of the Shares;

                  (c) A certificate of its Secretary or Assistant Secretary, dated the Closing Date, certifying (i) its Charter Documents, (ii) the adoption of resolutions by Buyer's board of directors authorizing the transactions contemplated by this Agreement and (iii) the incumbency and signatures of officers;

                  (d) A certificate from the applicable Secretary of State certifying Buyer's existence and good standing in the State of its organization;

                  (e) A certificate, dated the Closing Date, certifying as to the fulfillment by Buyer of the conditions (or portions thereof) set forth in Sections 5.2(a), (b) and (e); and

                  (f) An opinion, dated the Closing Date, of Smith Helms Mulliss & Moore, LLP, special counsel for Buyer, in form and substance satisfactory to Seller, to the effect that:

                           (i) Buyer is a corporation duly organized, validly
existing and in good standing under the laws of the Commonwealth of Virginia and has full cooperate power to carry on its business as now conducted and to own and operate the property and assets now owned and operated by it;

                           (ii) This Agreement has been duly executed and
delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as the same may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights and (b) general equitable principles;

                           (iii) The execution and delivery of this Agreement by
Buyer and the consummation of the transactions provided for in this Agreement by Buyer will not violate or conflict with any provision of the Articles of Incorporation or By-Laws of Buyer or, to the best of the knowledge of such counsel, result in any material breach of any material contract or agreement to which Buyer is a party or by which Buyer is bound or to which the properties or assets of Buyer are subject; and

                           (iv) No authorization, approval or consent of, or any
action by, any United States federal or state court or regulatory authority or by any court or regulatory authority of any foreign jurisdiction that has not been obtained or taken is required for the execution, delivery or performance of this Agreement by Buyer.

                                   ARTICLE 7
                                   TERMINATION

         7.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                           (a) at any time before the Closing by written
agreement of all Parties;

                           (b) at any time by Seller after the Financing is
terminated or any condition precedent to the continued effectiveness thereof is not timely satisfied; or

                           (c) at any time after September 15, 2001 by either
Party if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement by the Party electing to terminate pursuant to this Section 7.1(c).

         7.2 No Termination If In Breach. No Party may terminate this Agreement pursuant to Section 7.1(c) hereof if the Party seeking to terminate is, at the time of such attempted termination, in material breach of any of its representations, warranties, covenants, or agreements under this Agreement.

         7.3 Effect of Termination. If this Agreement is validly terminated pursuant to Section 7.1, this Agreement will forthwith become null and void, except that the provisions of this Section 7.3 and Sections 10.8, 10.12 and 10.15, will continue to apply following any such termination and that no Party will be relieved of any liability for damages that such Party may have to any other Party by reason of such Party's willful breach of this Agreement (or any representation, warranty, covenant, or agreement included in this Agreement), such damages shall include attorney fees incurred by the non-breaching party.

                                   ARTICLE 8
                         INDEMNIFICATION AND LIMITATIONS

         8.1 Indemnification by Seller. Subject to the other provisions of this
Article 8, from and after the Closing Date, Seller will indemnify and hold Buyer, its Affiliates and its employees, representatives, officers, directors and agents (collectively, the "BUYER PARTIES") harmless from and against any and all Damages suffered by any Buyer Party arising out of:

                  (a) the breach of any representation or warranty made by Seller in this Agreement or in any certificate required to be executed and delivered by Seller at the Closing pursuant to this Agreement; and

                  (b) the failure of Seller to perform any covenant, agreement or obligation by Seller contained in this Agreement or any other agreement required to be executed and delivered by Seller at the Closing pursuant to this Agreement.

         8.2 Indemnification by Buyer. Subject to the other provisions of this
Article 8, from and after the Closing Date, Buyer, with respect to subsection
(a) and (b) hereof, and Buyer and the Company, jointly and severally, with respect to subsection (c) hereof, will indemnify and hold Seller, the Continuing Affiliates and their respective employees, representatives, officers, directors and agents (collectively, the "SELLER PARTIES") harmless from and against any Damages suffered by any Seller Party arising out of:

                  (a) the breach of any representation or warranty made by Buyer in this Agreement or in any certificate required to be executed and delivered by Buyer at the Closing pursuant to this Agreement;

                  (b) the failure of Buyer to perform any covenant, agreement or obligation by Buyer contained in this Agreement or any other agreement required to be executed and delivered by Buyer at the Closing pursuant to this Agreement; and

                  (c) the failure of Seller or a Continuing Affiliate to receive a Release on or following the Closing Date.

         8.3 Notice and Resolution of Claims.

                  (a) Each Person entitled to indemnification pursuant to
Section 8.1 or Section 8.2 (an "INDEMNIFIED PARTY") will promptly give written notice to the Party who has the duty of indemnification under this Article 8 (the "INDEMNIFYING PARTY") after obtaining knowledge of any claim that it may have pursuant to this Article 8. Such notice will set forth in reasonable detail the claim and the basis for indemnification.

                  (b) If such claim for indemnity arises from a claim or Action involving a third party (a "THIRD-PARTY CLAIM"), the Indemnified Party will permit the Indemnifying Party to assume its defense. If the Indemnifying Party assumes the defense of such Third-Party Claim, it will take all steps necessary to investigate, defend or settle such Third-Party Claim and will, subject to
Section 8.4, hold the Indemnified Party harmless from and against any and all Damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Third-Party Claim. Without the written consent of the Indemnified Party, the Indemnifying Party will not consent to entry of any judgment or enter into any settlement that does not include an unconditional and complete release of the Indemnified Party by the claimant or plaintiff making the Third-Party Claim. The Indemnified Party may participate in such defense or settlement through its own counsel, but at its own expense. Failure by the Indemnifying Party to notify the Indemnified Party of its election to assume the defense of any Third-Party Claim within 30 days after its receipt of notice thereof pursuant to Section 8.3(a) will be deemed a waiver by the Indemnifying Party of its right to assume the defense of such Third-Party Claim. In such event, the Indemnified Party may defend against such Third-Party Claim in any manner it deems appropriate and may settle such Third-Party Claim or consent to the entry of any judgment with respect thereto, provided that it acts reasonably and in good faith.

         8.4 Limits on Indemnification; Exclusive Remedy.

                  (a) Seller and Buyer, as applicable, will be liable for Damages that are indemnifiable pursuant to Section 8.1, 8.2(a) or 8.2(b) only if the Damages with respect to any individual claim or a group of related claims exceed $15,000 (the "THRESHOLD DAMAGE AMOUNT"); provided, that after the Threshold Damage Amount is exceeded with respect to any claim or group of related claims, Seller and Buyer will be liable for the entire amount of such Damages including the amount up to the Threshold Damage Amount.

                  (b) Seller will be liable to the Buyer Parties for Damages that are indemnifiable pursuant to Section 8.1 only to the extent and in the amount that the aggregate amount of Damages to all Buyer Parties exceeds $550,000. Buyer will be liable to the Seller Parties for Damages that are indemnifiable pursuant to Sections 8.2(a) and 8.2(b) only to the extent and in the amount that the aggregate amount of Damages to all Seller Parties exceeds $550,000.

                  (c) The total aggregate liability of Seller for all claims for Damages that may arise under Section 8.1 will not exceed $7,500,000. The total aggregate liability of Buyer for all claims for Damages that may arise under Sections 8.2(a) and 8.2(b) will not exceed $7,500,000.

                  (d) No Party will have any obligation to indemnify any Seller Party or Buyer Party under this Article 8 for (a) any Consequential Damages or
(b) any other Damages to the extent and only to the extent that they are (i) caused, contributed to or exacerbated by the actions of any Buyer Party after the Closing Date (in the case of Seller's indemnification obligations) or any Seller Party (in the case of Buyer's indemnification obligations), (ii) recovered or recoverable by the Indemnified Party from any third party (including insurers, other than captive insurers or any insurers fronting a self-insurance program), or (iii) offset by any net tax savings realized on account of such Damages by the Indemnified Party or any of its Affiliates. Seller will not have any obligation to indemnify any Buyer Party for any Damages for any account or item that is accrued or reserved for on the final Closing Balance Sheet.

                  (e) This Article 8 sets forth the exclusive remedy for monetary Damages owing from Seller to the Buyer Parties and from Buyer to Seller Parties that arise from the matters described in Sections 8.1 and 8.2. Each of the Parties hereby waives any other claim, cause of action, or remedy for monetary Damages that it might assert against the other, with respect to the matters described in Sections 8.1 and 8.2, whether under statutory or common law, any Environmental Law, or securities, trade regulation, or other Law. Notwithstanding anything herein to the contrary, Seller hereby acknowledges that the limitations and restrictions in this Article 8 do not limit in any way the indemnification provisions in the Lease Agreements.

         8.5 Indemnity Payments. All payments made pursuant to this Article 8 (other than interest payments) will be treated by the Parties on all Tax Returns as an adjustment to the Purchase Price.

         8.6 Payment and Assignment of Claims.

                  (a) Upon final determination by the Parties or by a court of competent jurisdiction or arbitrator that a Party is entitled to indemnification under this Article 8, the Indemnifying Party will promptly pay or reimburse, as appropriate, the Indemnified Party for any Damages to which it is entitled to be indemnified hereunder. Neither Party will permit any exercise of any right of set-off against the other Party until such final determination is made.

                  (b) If any of the Damages for which an Indemnifying Party is responsible or allegedly responsible under this Article 8 are potentially recoverable against any third party at the time when payment is due hereunder, the Indemnified Party will assign any and all rights that it may have to recover such Damages to the Indemnifying Party or, if such rights are not assignable for any reason, the Indemnified Party hereunder will, at the expense of the Indemnifying Party, attempt in good faith to collect any and all damages and losses on account thereof from such third party for the benefit of the Indemnifying Party.

         8.7 Other Indemnitees. Buyer will cause the Buyer Parties, and Seller will cause the Seller Parties, to comply with the provisions and to abide by the limitations set forth in this Article 8.

         8.8 Survival; Limitations. The covenants and agreements of the Parties set forth in this Agreement that require performance after the Closing will survive the Closing and unless performed or expressly waived in writing prior thereto, will expire and be of no further force and effect on the second anniversary of the Closing Date. All representations and warranties made herein or in any certificates provided for herein will survive the Closing and will expire and be of no further force and effect on the second anniversary of the Closing Date. Notwithstanding the provisions of the two preceding sentences, the covenants and agreements and representations and warranties set forth in Section 2.3, 2.10, 2.14, 4.9 and 4.10 will survive the Closing and in the case of
Section 2.10 will expire on the fifth anniversary of the Closing Date and in the case of Sections 2.14 and 4.9 will expire on the date on which the statute of limitations for the tax year at issue has lapsed. No Party may make any claim for indemnity under this Agreement for breach of any representation, warranty, covenant or agreement unless notice of such breach (with the related Damages reasonably detailed) is provided to the Indemnifying Party prior to the applicable expiration date for such representation, warranty, covenant or agreement set forth in this Section 8.8. The Parties acknowledge that this contractual term of limitations is reasonable and necessary to provide conclusion to the Parties' obligations under this Agreement.

                                   ARTICLE 9
                                CONTINUING CLAIMS

         9.1 Administration and Defense of Certain Claims. After the Closing, and in the name and on behalf of the Company, Seller will (i) conduct, or cause to be conducted by a third party administrator, the administration and defense of the Continuing Claims, and (ii) to the extent covered by the insurance policies set forth on Schedule 2.6, use all reasonable efforts to cause such insurers to pay all necessary and appropriate Damages. Buyer agrees and acknowledges that the Company will remain solely liable for the Continuing Claims after the Closing and that the administrative services provided, or caused to be provided, by Seller pursuant to this Article 9 does not obligate Seller in any way to be responsible for the Continuing Claims. Seller will have no obligation to make any payments to third parties in connection with such services. Seller will not charge Buyer or the Company for services provided by Seller's personnel in connection with the administration of the Continuing Claims. The Company shall remain liable for out-of-pocket costs and expenses reasonably incurred by Seller, including fees and costs of lawyers, adjusters, third party administrators and others, in connection with the administration of the Continuing Claims.

         9.2 Procedures. In consideration for the undertaking and agreement of Seller set forth in this Article 9 and the other consideration provided for in this Agreement to be received by Buyer, Buyer agrees, and Buyer will cause the Company to agree after the Closing, that:

                  (a) Subject to the obligations of the Company and Buyer after Closing under this Article 9, at all times after the Closing, Seller will have the sole and exclusive right to conduct, or cause to be conducted by a third party administrator, and, whether through insurance carriers or otherwise, the administration and defense of all Continuing Claims as provided in Section 9.1 above; provided, however, from time-to-time as Seller receives settlement offers for Continuing Claims, Seller will provide the Company with a written settlement notice of any settlement offer in excess of $10,000 and the Company shall have five business days to deliver in writing to Seller its reasonable objections to such settlements. At Closing, Buyer agrees to deposit two months average Damages for Continuing Claims into a bank account that Seller or its designated third party administrator is entitled to draw checks upon for the purpose of allowing Seller or its designated third party administrator to pay Continuing Claim Damages on behalf of the Company and thereafter agrees from time-to-time to make or cause the Company to make additional deposits into the bank account sufficient to maintain the two months average Damages until such time as all Continuing Claims have been paid. Buyer will be entitled to monitor, at its own expense, and with any counsel selected by it, the administration and defense of all material Continuing Claims by Seller.

                  (b) At all times after the Closing, the Company will give notice, within five business days, to Seller of the assertion of any claim, or the commencement of any action, suit or proceeding, which would be a Continuing Claim. Seller will have a period of 30 days from the receipt of notice of any claim, action, suit, or proceeding in which to investigate such claim and to determine whether to execute an acknowledgment of claim on behalf of the Company; provided, however, in the event that the Company or Buyer takes any action believed by Seller to be reasonable with respect to such Continuing Claim before the end of such 30-day period and the Company has provided Seller with prior written notification of such action, such action will not relieve Seller from its obligations provided above.

                  (c) Buyer and the Company will each provide or make available to Seller and its representatives all records, materials and personnel of the Company reasonably required by Seller or its representatives for use in the conduct of the administration and defense of the Continuing Claims. Buyer and the Company will each cooperate fully with Seller and its representatives in the conduct of the administration and defense of the Continuing Claims.

                  (d) Buyer and the Company will maintain all books, records, materials and files of the Company relating to any of the Continuing Claims for a period of five years following the Closing Date.

                  (e) Neither Buyer nor the Company will take any action that would impair or invalidate the insurance under which any of the Continuing Claims are or may be covered that are in existence at the time of the Closing. For purposes of this Section 9.2, all references to Seller will include the attorneys, insurance carriers and third party administrators of Seller and its Affiliates as well as the personnel of Seller and its Affiliates.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 Severability. If any provision of this Agreement as applied to any part or to any circumstance will be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement and the application of such provision to any other part or to any other circumstance will not be affected or impaired thereby.

         10.2 Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the successors and permitted assigns of the Parties. This Agreement may not be assigned by any Party without the prior written consent of the other Party; provided, however, without the prior written consent of Seller, but upon prior written notice to Seller, Buyer may assign its rights hereunder to an Affiliate of Buyer. Notwithstanding the foregoing, in the event of any assignment by Buyer, Buyer shall remain fully and unconditionally liable for the due and punctual payment and performance of all of Buyer's obligations arising under this Agreement, as it may be amended or supplemented from time to time.

         10.3 Counterparts. This Agreement may be executed in counterparts, each of which for all purposes will be deemed to be an original and all of which when taken together will constitute the same instrument.

         10.4 Headings. The table of contents, captions and headings used in this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

         10.5 Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

         10.6 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, will create or confer upon any Person (including but not limited to any Employees), other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

         10.7 Sales and Transfer Taxes. Buyer will be responsible for and pay all sales, transfer, deed, duties, stamp, notary public and other similar taxes, duties and transfer fees applicable to the transactions contemplated by this Agreement, including fees to record assignments.

         10.8 Other Expenses. Except as otherwise expressly provided herein, each of the Parties will each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel.

         10.9 Notices. Unless otherwise provided herein, any notice, request, instruction, consent or other document required or permitted to be given pursuant to this Agreement will be in writing and delivered personally, by telecopy or sent by a nationally-recognized overnight courier service or by registered or certified mail, postage prepaid, as follows:

         If to Seller:

                  Arkansas Best Corporation
                  3801 Old Greenwood Road
                  Fort Smith, Arkansas  72903
                  Attn:  Richard F. Cooper
                  Fax Number:  (501) 785-6124

         With a copy to:

                  Vinson & Elkins L.L.P.
                  2001 Ross Avenue
                  Suite 3700
                  Dallas, Texas  75201
                  Attn: Alan J. Bogdanow
                  Fax Number:  214-999-7857

         If to Buyer:

                  Estes Express Lines
                  3901 West Broad Street
                  Richmond, Virginia 23230
                  Attn: Robey W. Estes, Jr.
                  Fax Number:  804-359-6700

         With a copy to:

                  Smith Helms Mulliss & Moore, LLP
                  201 North Tryon Street
                  Charlotte, North Carolina  28202
                  Attn:  John B. Yorke
                  Fax Number:  704-343-2300

or at such other address for a Party as will be specified in writing by that Party. Any notice, request, instruction, consent or other document delivered as provided herein will be deemed effectively given upon actual receipt by the Party (but not necessarily the individual person) to be notified.

         10.10 GOVERNING LAW. THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE.

         10.11 Interpretation.

                  (a) Unless specifically stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."

                  (b) Each Party is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement.

                  (c) Any item disclosed in one Section or Schedule will be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant, even if there is no express cross-reference, provided that the relevance of the disclosure is reasonably apparent. Disclosure of items that may or may not be required to be disclosed by this Agreement does not mean that such items are material or create a standard of materiality and will not be deemed an admission that any such disclosed matter is or may give rise to a breach of any Contract or violation of any Law.

                  (d) No provision of this Agreement will be interpreted in favor of, or against, either of the Parties by reason of the extent to which either such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         10.12 Public Announcements. The Parties will agree on the terms of any press releases or other public announcements related to this Agreement and will consult with each other before issuing any press releases or other public announcements related to this Agreement; provided, however, that any Party may make a public disclosure if in the opinion of such Party's counsel it is required to make such disclosure by Law or the rules of the stock exchange on which such Party's securities are traded, if applicable. The Parties agree, to the extent practicable, to consult with each other regarding any such public announcement in advance thereof.

         10.13 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, constitutes the sole understanding of the Parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all prior agreements and understandings, written and oral, between the Parties with respect to such matters. No Party will be liable or bound to any other Party in any manner by any promises, conditions, representations, warranties or covenants except as specifically set forth herein or therein.

         10.14 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement, including any Schedules and Exhibits, will be binding unless the same will be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced, except as provided in Section 4.6.

         10.15 Waiver of Jury Trial. Each Party hereby agrees to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either Party with respect to any matter whatsoever relating to or arising out of any actual or proposed event or transaction contemplated herein.

                                   ARTICLE 11
                                   DEFINITIONS

         11.1 Definitions. For purposes of this Agreement, the terms set forth below will have the following meanings:

                  "ABC 401(k) PLAN" will have the meaning set forth in Section 4.12.

                  "ACQUISITION SUB" will have the meaning set forth in Recital
C.

                  "ACTION" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitrator.

                  "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term "CONTROL" (including, with correlative meanings, the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

                  "AGREEMENT" means this Agreement, together with the Schedules and Exhibits hereto.

                  "BALANCE SHEET" will have the meaning set forth in Section
2.4.

                  "BALANCE SHEET DATE" will have the meaning set forth in
Section 2.4.

                  "BANK" will have the meaning set forth in Section 3.6.

                  "BANK COMMITMENT LETTER" will have the meaning set forth in
Section 3.6.

                  "BUYER" will have the meaning set forth in the first paragraph of this Agreement.

                  "BUYER COMMITMENT LETTER" will have the meaning set forth in
Section 3.6.

                  "BUYER FINANCING" will have the meaning set forth in Section 3.6.

                  "BUYER PARTIES" will have the meaning set forth in Section
8.1.

                  "CASH PAYMENT" will have the meaning set forth in Section 1.2.

                  "CHARTER DOCUMENTS" means (a) in the case of any corporation, its articles or certificate of incorporation and its by-laws, (b) in the case of any partnership, its partnership agreement and partnership certificate, if any, and (c) in the case of any other Person, its organic and governing documents, as each has been amended or supplemented from time to time.

                  "CLOSING" means the consummation of the purchase and sale of the Shares contemplated hereby.

                  "CLOSING BALANCE SHEET" will have the meaning set forth in
Section 1.3.

                  "CLOSING DATE" means the business day following the date upon which the last remaining condition set forth in Article 5 has been satisfied or waived which is expected to be on or about August 1, 2001.

                  "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                  "COMPANY" will have the meaning set forth in Recital A.

                  "CONSENT" means a consent, approval, authorization, waiver or notification from any Person, including any Governmental Authority, other than as related to the Financing.

                  "CONSEQUENTIAL DAMAGES" means Damages arising out of any interruption of business, loss of profits, loss of use of facilities, claims of customers, loss of goodwill or other indirect Damages.

                  "CONTINUING AFFILIATES" means Affiliates of Seller other than the Company.

                  "CONTINUING CLAIMS" means all claims, actions, suits or proceedings, at law or in equity, including, without limitation, any arbitration, against the Company that arise from facts or events occurring prior to Closing relating to bodily injury or property damage or workers compensation, and that would fall under insurance policies providing coverage to the Company (including any self-retention) available for such claims.

                  "CONTRACTS" means all contracts, agreements, instruments, leases, licenses, commitments and arrangements, except Permits.

                  "CONTROLLED GROUP" will have the meaning set forth in Section 2.12(c).

                  "DAMAGES" means all monetary losses, claims, damages, costs, fines, penalties, obligations, payments and liabilities (whether the result of an act or omission of a Party or the result of a Third-Party Claim), together with all reasonable costs and expenses (including, in the case of Third-Party Claims only, reasonable outside attorneys' fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing.

                  "DOLLARS" or "$" means lawful currency of the United States.

                  "E&Y" will have the meaning set forth in Section 1.3.

                  "EMPLOYEE" means any employee of the Company, excluding owner-operators of revenue equipment.

                  "EMPLOYEE PLANS" will have the meaning set forth in Section 2.12(a).

                  "ENVIRONMENTAL LAWS" means the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act, the Solid Waste Disposal Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Emergency Planning and Community Right-To-Know Act and the Safe Drinking Water Act, and the rules and regulations thereunder promulgated in final form prior to the date hereof as interpreted in accordance with public announcements made prior to the date hereof and all other federal, state and local Laws relating to the pollution or protection of the environment.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "FINANCIAL STATEMENTS" will have the meaning set forth in
Section 2.4.

                  "FINANCING" will have the meaning set forth in Section 3.6.

                  "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the comparable period in the immediately preceding year.

                  "GOVERNMENTAL AUTHORITY" means any federal, state or local government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, any federal, state or local court or tribunal and any arbitrator.

                  "HAWAIIAN PACIFIC" will have the meaning set forth in Section 2.3(b).

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

                  "INCOME TAX" means any federal, state or local income, alternative minimum, franchise or other similar Tax, duty, governmental charge or assessment imposed by or on behalf of any Governmental Authority that is based on or measured by income (including, interest and penalties on any of the foregoing).

                  "INCOME TAX RETURNS" means any Returns with respect to Income Tax.

                  "INDEMNIFIED PARTY" will have the meaning set forth in Section 8.3(a).

                  "INDEMNIFYING PARTY" will have the meaning set forth in
Section 8.3(a).

                  "INDEPENDENT AUDITOR" will have the meaning set forth in
Section 1.3(a).

                  "INTELLECTUAL PROPERTY RIGHTS" means any and all patents, patent applications, inventions, trademarks, service marks, trademark or service mark applications and registrations, trade and corporate names, logos, copyrights, copyright applications and registrations, trade secrets, know-how, computer software and software systems, business and marketing plans, customer and supplier lists, confidential information and all other intellectual property, rights and interests.

                  "INTERIM TAX PERIOD" means, with respect to any Tax imposed on the Company on a periodic basis for which the Closing Date is not the last day of a Short Tax Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on the Closing Date.

                  "KNOWLEDGE" means the actual knowledge, without specific inquiry, with respect to Buyer, of any of the individuals named on Exhibit A, and with respect to Seller, any of the individuals named on Exhibit B.

                  "LAW" means any statute, rule, regulation or ordinance.

                  "LEASE" means any lease or sublease of real or personal property to the Company.

                  "LEASE AGREEMENTS" will have the meaning set forth in Section 5.1(g).

                  "LIEN" means any lien, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition, financial or otherwise, results of operations or business of the Company, taken as a whole, or the ability of Seller to consummate the transactions contemplated by this Agreement, except to the extent that any such effect is attributable to or results from (a) the public announcement or pendency of the transactions contemplated hereby, or (b) changes in general economic conditions or changes affecting the freight transportation industry generally.

                  "MATERIAL CONTRACTS" will have the meaning set forth in
Section 2.7.

                  "MATERIAL LEASE" means a Lease with a remaining term of more than two years and rental obligations exceeding $100,000 per year.

                  "ORDER" means any order, judgment, injunction, decree or award of any Governmental Authority.

                  "PARTY" means each of Buyer and Seller.

                  "PERMIT" means any permit, license, certificate (including a certificate of occupancy) registration, authorization or approval issued by a Governmental Authority.

                  "PERMITTED LIENS" means (a) Liens for Taxes that are not yet due and payable, that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP, consistently applied,
(b) mechanics', carriers', workers', repairmen's and similar Liens imposed by Law that have been incurred in the ordinary course of business, (c) Liens and other title defects, easements, restrictive covenants, encroachments and encumbrances that do not materially impair the value or continued use as currently conducted of the asset to which they relate, (d) retention of title agreements with suppliers entered into in the ordinary course of business, (e) the rights of others to deposits, (f) Liens securing any liabilities disclosed on the

Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date, and (g) Liens incurred in the ordinary course of business under Leases or securing purchase money indebtedness, including statutory and common law landlord's liens arising under, and contractual landlord's liens and security interests created under, the Leases.

                  "PERSON" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

                  "POST-CLOSING TAX PERIOD" means any Tax Period that begins after the Closing Date and, with respect to any Tax Period beginning before and ending after the Closing Date, the portion of such Tax Period commencing on the day following the Closing Date.

                  "PRE-CLOSING TAX PERIOD" means any Tax Period, Short Tax Period or Interim Tax Period ending before or on and including the Closing Date, or which includes the Closing Date.

                  "PURCHASE PRICE" will have the meaning set forth in Section
1.2.

                  "RELATED PARTY" means

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;

                  (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest;

                  (e) any Person in with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (f) any Related Person of any individual described in clause
(b) or (c).

For purposes of this definition, "MATERIAL INTEREST" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

                  "RELEASE" means a full, complete and unconditional release of Seller or any Continuing Affiliate from any guaranty, credit support, credit enhancement or similar obligation of Seller or a Continuing Affiliate for the benefit of the Company.

                  "REMEDIAL ACTION" means any action to investigate, evaluate, assess, test, monitor, remove, respond to, treat, abate, remedy, correct, clean-up or otherwise remediate the release or presence of any pollutant, contaminant, waste, chemical or other toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material, that, in each case, is regulated under Environmental Laws.

                  "SELLER" will have the meaning set forth in the first paragraph of this Agreement.

                  "SELLER PARTIES" will have the meaning set forth in Section
8.2.

                  "SHARES" will have the meaning set forth in Recital A.

                  "SHORT TAX PERIOD" means any Tax Period ending on and including the Closing Date.

                  "TAX" or "TAXES" means all income, profits, franchise, gross receipts' capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise, license and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Authority (including interest and penalties thereon).

                  "TAX LAWS" means the Code and all other Laws relating to Taxes.

                  "TAX PERIOD" will have the meaning set forth in Section
4.9(a).

                  "TAX RETURNS" will mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes, including without limitation any information return.

                  "THIRD-PARTY CLAIM" will have the meaning set forth in Section 8.3(b).

                  "THIRD-PARTY FINANCING" will have the meaning set forth in
Section 3.6.

                  "THRESHOLD DAMAGE AMOUNT" will have the meaning set forth in
Section 8.4(a).

                  "WARN ACT" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.



                          ARKANSAS BEST CORPORATION


                          By:
                                       ---------------------------------------
                          Name:
                                       ---------------------------------------
                          Title:
                                       ---------------------------------------



                          ESTES EXPRESS LINES


                          By:
                                       ---------------------------------------
                          Name:
                                       ---------------------------------------
                          Title:
                                       ---------------------------------------